Report of Ernst & Young LLP, Independent Auditors

To the Shareholders and Board of Trustees of Morgan Stanley Institutional Fund Trust

In planning and performing our audit of the financial
 statements of Morgan Stanley Institutional
Fund Trust  (comprising, respectively, the Advisory
 Foreign Fixed Income, Advisory Foreign Fixed
Income II, Advisory Mortgage, Balanced, Cash Reserves,
Core Plus Fixed Income, Equity, Global
Fixed Income, High Yield, Intermediate Duration,
International Fixed Income, Investment Grade
Fixed Income, Limited Duration, Mid Cap Growth,
Mid Cap Value, Multi-Asset-Class, Municipal,
Small Cap Growth, Small Cap Value, Strategic Small Value,
 U.S. Core Fixed Income, and Value
Portfolios), ("the Funds") for the year ended September
 30, 2002, we considered its internal
control, including control activities for safeguarding
 securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing
 and maintaining internal control.  In
fulfilling this responsibility, estimates and judgments
 by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States.
Those controls include the safeguarding of assets against
 unauthorized acquisition, use, or
disposition.

Because of inherent limitations in internal control, error
 or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to
 future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design
and operation may deteriorate.

Our consideration of internal control would not necessarily
 disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of
Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the
risk that misstatements caused by error or fraud in amounts
 that would be material in relation to
the financial statements being audited may occur and not be
 detected within a timely period by
employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of September 30, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of Morgan Stanley Institutional Fund Trust and
 the Securities and Exchange
Commission and is not intended to be and should not be
 used by anyone other than these
specified parties.


Ernst & Young LLP


Boston, Massachusetts
November 15, 2002